                                                   Exhibit 2.1

PURCHASE AGREEMENT

dated as of February 28, 2011

by and among

POLYONE CORPORATION,

1997 CHLORALKALI VENTURE, LLC,

OLIN CORPORATION

and

OLIN SUNBELT II, INC.

TABLE OF CONTENTS

ARTICLE I
Purchase and Sale of the Partnership Interests

SECTION 1.01.  Purchase and Sale of the Partnership Interests
SECTION 1.02.  Closing Date
SECTION 1.03.  Transactions To Be Effected at the Closing
SECTION 1.04.  Earn-out Payments
SECTION 1.05.  Closing Date Distribution

1 1 2 2 4
ARTICLE II
Representations and Warranties of PolyOne and the Seller

SECTION 2.01.  Organization, Standing and Power
SECTION 2.02.  Authority; Execution and Delivery; Enforceability
SECTION 2.03.  No Conflicts; Consents
SECTION 2.04.  The Partnership Interests
SECTION 2.05.  Litigation; Judgments; Undisclosed Liabilities
SECTION 2.06.  Private Offering
SECTION 2.07.  Brokers or Finders
SECTION 2.08.  No Other Representations and Warranties

6 9 7 7 8 8 9 9
ARTICLE III
Representations and Warranties of Olin and the Purchaser

SECTION 3.01.  Organization, Standing and Power
SECTION 3.02.  Authority; Execution and Delivery; Enforceability
SECTION 3.03.  No Conflicts; Consents
SECTION 3.04.  Litigation; Judgments; Undisclosed Liabilities
SECTION 3.05.  Securities Act
SECTION 3.06.  Brokers or Finders
SECTION 3.07.  No Other Representations and Warranties
9 9 10 10 11 11 11
ARTICLE IV
Covenants
SECTION 4.01.  Expenses; Transfer Taxes
SECTION 4.02.  Tax Matters
SECTION 4.03.  PolyOne Notes Guarantee
SECTION 4.04.  Post Closing Cooperation
SECTION 4.05.  Quarterly Reporting
SECTION 4.06.  Confidentiality
SECTION 4.07.  Mutual Releases
SECTION 4.08.  Chlorine Sales Agreement Proceedings

11 11 12 13 14 14 14 16
ARTICLE V
Indemnification

SECTION 5.01.  Indemnification by PolyOne
SECTION 5.02.  Indemnification by Olin
SECTION 5.03.  Survival of Representations and Covenants
SECTION 5.04.  Termination of Indemnification
SECTION 5.05.  Exclusive Monetary Remedy; Nature of Payments; Materiality Qualifications; Payments to the Partnership
SECTION 5.06.  Calculation of Losses
SECTION 5.07.  Procedures
16 16 17 17 17 18 18
ARTICLE VI
General Provisions

SECTION 6.01.  Assignment
SECTION 6.02.  No Third-Party Beneficiaries
SECTION 6.03.  Notices
SECTION 6.04.  Certain Defined Terms
SECTION 6.05.  Interpretation
SECTION 6.06.  Counterparts
SECTION 6.07.  Entire Agreement
SECTION 6.08.  Severability
SECTION 6.09.  Governing Law
SECTION 6.10.  Consent to Jurisdiction
SECTION 6.11.  Waiver of Jury Trial
SECTION 6.12.  Specific Enforcement
SECTION 6.13.  Mutual Drafting
SECTION 6.14.  Amendments and Waivers

20 20 20 22 26 26 27 27 27 27 28 28 28 28
Schedules
Schedule A — Resignations
Schedule B-1 — Calculation of Adjusted EBITDA
Schedule B-2 — Calculation of Distributable Cash
Schedule B-3 — Calculation of Threshold Distributable Cash
Schedule C — Calculation of Closing Date Distributable Cash
Schedule 2.05 — Litigation, Judgments and Undisclosed Liabilities
Schedule 3.04 — Litigation, Judgments and Undisclosed Liabilities

Exhibits Exhibit A — Form of Assignment and Assumption Agreement

PURCHASE AGREEMENT dated as of February 28, 2011 (this “Agreement”), by and among POLYONE CORPORATION, an Ohio corporation (“PolyOne”), 1997 CHLORALKALI VENTURE, LLC, an Alabama limited liability company (the “Seller”), OLIN CORPORATION, a Virginia corporation (“Olin”), and OLIN SUNBELT II, INC., a Delaware corporation (the “Purchaser”).  Capitalized terms shall have the respective meanings ascribed to them in Section 6.04.

WHEREAS, on August 23, 1996, 1997 Chloralkali Venture Inc. (the predecessor of the Seller), a wholly owned subsidiary of PolyOne, and Olin SunBelt, Inc., a wholly owned subsidiary of Olin (“Olin SunBelt”), entered into the Partnership Agreement (the “Partnership Agreement”) to form a general partnership pursuant to the Delaware Uniform Partnership Act (now the Delaware Revised Uniform Partnership Act) (the “Uniform Partnership Act”) operating under the name of Sunbelt Chlor Alkali Partnership (the “Partnership”);

WHEREAS, the Seller and Olin SunBelt each own a 50% interest in the Partnership;

WHEREAS, PolyOne desires to cause the Seller, its wholly owned subsidiary, to sell its 50% interest in the Partnership (the “Partnership Interests”) to the Purchaser, and Olin desires to cause the Purchaser, its wholly owned subsidiary, to purchase the Partnership Interests, each upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

Purchase and Sale of the Partnership Interests

SECTION 1.01. Purchase and Sale of the Partnership Interests.  On the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, transfer and deliver to the Purchaser, free and clear of all Liens (other than Liens created by the Purchaser or its Affiliates and restrictions on transfers imposed by applicable Law), and the Purchaser shall purchase, acquire and accept from the Seller, the Partnership Interests for an aggregate purchase price equal to the Purchase Price, payable as set forth below.

SECTION 1.02. Closing Date.  The closing of the purchase and sale of the Partnership Interests (the “Closing”, and such purchase and sale, the “Acquisition”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, immediately following the execution and delivery of this Agreement by the parties hereto.  The date on which the Closing occurs is referred to as the “Closing Date”.  The Closing shall be deemed to be effective as of the close of business on the Closing Date.

SECTION 1.03. Transactions To Be Effected at the Closing.  At the Closing:

(a) the Seller shall deliver to the Purchaser a fully executed assignment agreement, substantially in the form attached as Exhibit A hereto, effectuating the transfer of the Partnership Interests from the Seller to the Purchaser.  From and after the Closing, (i) the Purchaser shall be a “Partner” under the Partnership Agreement and (ii) the Seller shall cease to be a “Partner” under the Partnership Agreement and shall no longer have any rights or obligations under the Partnership Agreement, the Operating Agreement or the Partnership Guaranties.

(b) Olin, or its designee, shall deliver to PolyOne, or its designee, payment by wire transfer of immediately available funds, to one or more bank accounts designated in writing by PolyOne, in an aggregate amount in cash equal to the Purchase Price.

(c) PolyOne shall cause to be delivered to Olin duly signed resignations of the individuals set forth on Schedule A hereto from the Management Committee of the Partnership or as officers of the Partnership, effective immediately after the Closing, and shall take such other action as is necessary to accomplish such resignations.

(d) Promptly following the Closing, PolyOne shall deliver to Olin all original books and records of the Partnership currently in the possession of PolyOne, the Seller or any of their respective officers, directors or employees.

SECTION 1.04. Earn-out Payments.  (a)  In addition to the Purchase Price, at such times as provided in Section 1.04(d), Olin, or its designee, shall pay to PolyOne, or its designee, the Earn-out Payment for each Calculation Period, if any, determined in accordance with this Section 1.04.  For each Calculation Period, the “Earn-out Payment” shall be an amount equal to one-half of the excess, if any, of (i) Distributable Cash for such Calculation Period, minus (ii) the Threshold Distributable Cash for such Calculation Period.  The Earn-out Payment shall be calculated without regard to the timing of the Closing Date or the amount of the Closing Date Distribution.  If Distributable Cash for a particular Calculation Period does not exceed the applicable Threshold Distributable Cash, no Earn-out Payment shall be due for such Calculation Period.  Notwithstanding anything in this Agreement to the contrary, Olin shall be entitled to withhold from each Earn-out Payment otherwise payable to PolyOne under this Agreement such amounts as are required to be withheld with respect to the making of such payment under any applicable Tax withholding requirements of the Code or under any provision of state, local, foreign or other Tax law.

(b) On or prior to the 60th day after the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Olin shall prepare and deliver to PolyOne a written statement (each, an “Earn-out Calculation Statement”), setting forth in reasonable detail its determination of Distributable Cash for the applicable Calculation Period and its calculation of the resulting Earn-out Payment.

(c) During the 60-day period following the delivery of each Earn-out Calculation Statement by Olin, PolyOne and its advisors (including its accountants) shall be given reasonable access to the financial information of the Partnership and Olin’s McIntosh facility (including financial information with respect to transfers or sales of membrane caustic and chlorine from such facility), to the extent relating to or affecting the activities of the Partnership and to the calculation of the applicable Earn-out Calculation Statement.  The Earn-out Calculation Statement shall become final and binding upon the parties on the 60th day following delivery thereof, unless (i) PolyOne delivers to Olin prior to such date a Notice of Disagreement with respect to such Earn-out Calculation Statement or (ii) Olin fails to substantially comply during such 60-day period with the requirements set forth in the preceding sentence, in which case, PolyOne’s deadline for providing a Notice of Disagreement shall be extended until the 10th day following Olin’s substantial compliance with such requirements to provide such information.  PolyOne may deliver only one Notice of Disagreement for each Calculation Period.  PolyOne shall not subsequently raise any disagreements with the applicable Earn-out Calculation Statement other than the disagreements set forth in such Notice of Disagreement nor adjust or change any disagreement set forth in such Notice of Disagreement.  Each Notice of Disagreement shall be signed by PolyOne and shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on (x) non-compliance with any of the requirements set forth on Schedule B-2, (y) mathematical errors or (z) Adjusted EBITDA, Distributable Cash or the Earn-out Payment not being calculated in accordance with this Section 1.04, and (iii) specify what PolyOne reasonably believes is the correct amount of Adjusted EBITDA, Distributable Cash and the Earn-out Payment for such Calculation Period, including a reasonably detailed description of the basis for its belief and the adjustments applied in calculating such amounts.  A Notice of Disagreement shall not include any disagreement with any Adjusted EBITDA, Distributable Cash or Earn-out Payment calculation that has previously become final and binding upon the parties in accordance with this Section 1.04.  If a Notice of Disagreement is received by Olin within such 60-day period, then the Earn-out Calculation Statement (as revised in accordance with this sentence) shall become final and binding upon Olin and PolyOne on the earlier of (A) the date Olin and PolyOne resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the 30-day period following the delivery of a Notice of Disagreement by PolyOne, Olin and PolyOne shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in such Notice of Disagreement.  During such period, PolyOne and its advisors (including its accountants) shall respond to reasonable requests or inquiries made by Olin and its advisors (including its accountants) regarding the items contained in the Notice of Disagreement.  In the event PolyOne fails to substantially comply during such 30-day period with the requirements set forth in the preceding sentence, such 30-day period will be extended until the 10th day following PolyOne’s substantial compliance with such requirements to respond to such requests or inquiries.  At the end of such 30-day period, Olin and PolyOne shall submit to the Accounting Firm for binding arbitration any and all matters that remain in dispute and which were properly included in the applicable Notice of Disagreement, in the form of written briefs prepared by each party (of which there shall only be permitted the submission of one brief by Olin and one brief by PolyOne, and neither party shall be permitted to submit any reply briefs or other materials).  Olin and PolyOne shall jointly instruct the Accounting Firm that it (1) shall review only the matters that were properly included in the applicable Notice of Disagreement and which remain unresolved and (2) shall be permitted to ask both parties questions about their briefs.  Olin and PolyOne shall promptly respond to any questions posed by the Accounting Firm with respect to their respective submissions, but the Accounting Firm shall not otherwise be permitted to conduct any independent discovery or fact-finding in connection with its review and determination of such matters.  The Accounting Firm shall make its determination solely on the basis of (x) non-compliance with any of the requirements set forth on Schedule B-2, (y) mathematical errors or (z) Adjusted EBITDA, Distributable Cash or the Earn-out Payment not being calculated in accordance with the requirements of this Section 1.04 and (4) shall render its written decision (including the reasons therefor) within 30 days from the submission to it of the matters that remain unresolved.  The determination of the Accounting Firm shall be final and binding on the parties, and judgment may be entered upon the determination of such Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section shall be shared equally by Olin and PolyOne.  The fees, costs and expenses of Olin incurred in connection with its preparation of the Earn-out Calculation Statement, its review of any Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne solely by Olin, and the fees, costs and expenses of PolyOne incurred in connection with its review of the Earn-out Calculation Statement, its preparation of a Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne solely by PolyOne.

(d) Any Earn-out Payment that Olin is required to pay pursuant to Section 1.04(a) shall be paid in full no later than the fifth Business Day following the date upon which the Earn-out Calculation Statement for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 1.04(c) (including the final resolution of any dispute raised by PolyOne in the Notice of Disagreement for the applicable Calculation Period).  Olin, or its designee, shall pay to PolyOne, or its designee, the applicable Earn-out Payment by wire transfer of immediately available funds to one or more bank accounts designated in writing by PolyOne (such account designation to be made at least two Business Days prior to the payment date).

SECTION 1.05. Closing Date Distribution.  (a)  Olin shall cause the Partnership to make a distribution in cash to each of Olin SunBelt and the Seller, or their respective designees (each, a “Closing Date Distribution”), payable and calculated in accordance with this Section 1.05.  Each Closing Date Distribution shall be an amount equal to one-half of the Closing Date Distributable Cash.  Notwithstanding anything in this Agreement to the contrary, the Partnership shall be entitled to withhold from the Closing Date Distribution otherwise payable to Olin or PolyOne under this Agreement such amounts as are required to be withheld with respect to the making of such payment under any applicable Tax withholding requirements of the Code or under any provision of state, local, foreign or other Tax law.

(b) On or prior to the 30th day after the Closing, Olin shall prepare and deliver to PolyOne a written statement (the “Closing Date Distribution Statement”), setting forth in reasonable detail its calculation of the Closing Date Distribution.

(c) During the 60-day period following the delivery of the Closing Date Distribution Statement by Olin, PolyOne and its advisors (including its accountants) shall be given reasonable access to the financial information of the Partnership and Olin’s McIntosh facility (including financial information with respect to transfers or sales of membrane caustic and chlorine from such facility), to the extent relating to or affecting the activities of the Partnership and to the calculation of the Closing Date Distribution Statement.  The Closing Date Distribution Statement shall become final and binding upon the parties on the 60th day following delivery thereof, unless (i) PolyOne delivers to Olin prior to such date a Notice of Disagreement with respect to such Closing Date Distribution Statement or (ii) Olin fails to substantially comply during such 60-day period with the requirements set forth in the preceding sentence, in which case, PolyOne’s deadline for providing a Notice of Disagreement shall be extended until the 10th day following Olin’s substantial compliance with such requirements to provide such information.  PolyOne may deliver only one Notice of Disagreement with respect to the Closing Date Distribution Statement.  PolyOne shall not subsequently raise any disagreements with the Closing Date Distribution Statement other than the disagreements set forth in such Notice of Disagreement nor adjust or change any disagreement set forth in such Notice of Disagreement.  The Notice of Disagreement shall be signed by PolyOne and shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on (y) mathematical errors or (z) Adjusted EBITDA, the Closing Date Distributable Cash or the Closing Date Distribution not being calculated in accordance with this Section 1.05, and (iii) specify what PolyOne reasonably believes is the correct amount of the Closing Date Distribution, including a reasonably detailed description of the basis for its belief and the adjustments applied in calculating such amounts.  If the Notice of Disagreement is received by Olin within such 60-day period, then the Closing Date Distribution Statement (as revised in accordance with this sentence) shall become final and binding upon Olin and PolyOne on the earlier of (A) the date Olin and PolyOne resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the 30-day period following the delivery of the Notice of Disagreement by PolyOne, Olin and PolyOne shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in such Notice of Disagreement.  During such period, Olin and its advisors (including its accountants) shall have reasonable access to the financial information of PolyOne, solely to the extent relating to the activities of the Partnership and to the preparation of the Notice of Disagreement.  In the event PolyOne fails to substantially comply during such 30-day period with the requirements set forth in the preceding sentence, such 30-day period will be extended until the 10th day following PolyOne’s substantial compliance with such requirements to respond to such requirements to provide such information.  At the end of such 30-day period, Olin and PolyOne shall submit to the Accounting Firm for binding arbitration any and all matters that remain in dispute and which were properly included in the Notice of Disagreement, in the form of written briefs prepared by each party (of which there shall only be permitted the submission of one brief by Olin and one brief by PolyOne, and neither party shall be permitted to submit any reply briefs or other materials).  Olin and PolyOne shall jointly instruct the Accounting Firm that it (1) shall review only the matters that were properly included in the Notice of Disagreement and which remain unresolved and (2) shall be permitted to ask both parties questions about their briefs.  Olin and PolyOne shall promptly respond to any questions posed by the Accounting Firm with respect to their respective submissions, but the Accounting Firm shall not otherwise be permitted to conduct any independent discovery or fact-finding in connection with its review and determination of such matters.  The Accounting Firm shall make its determination solely on the basis of (y) mathematical errors or (z) Adjusted EBITDA, the Closing Date Distributable Cash or the Closing Date Distribution not being calculated in accordance with the requirements of this Section 1.05 and (4) shall render its written decision (including the reasons therefor) within 30 days from the submission to it of the matters that remain unresolved.  The determination of the Accounting Firm shall be final and binding on the parties, and judgment may be entered upon the determination of such Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section shall be shared equally by Olin and PolyOne.  The fees, costs and expenses of Olin incurred in connection with its preparation of the Closing Date Distribution Statement, its review of the Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne solely by Olin, and the fees, costs and expenses of PolyOne incurred in connection with its review of the Closing Date Distribution Statement, its preparation of the Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne solely by PolyOne.

(d) Olin shall cause the Closing Date Distributions that the Partnership is required to pay pursuant to Section 1.05(a) to be paid in full no later than the fifth Business Day following the date upon which the Closing Date Distribution Statement becomes final and binding upon the parties as provided in Section 1.05(c) (including any final resolution of any dispute raised by PolyOne in the Notice of Disagreement).  Olin shall cause the Partnership to pay to PolyOne its Closing Date Distribution by wire transfer of immediately available funds to one or more bank accounts designated in writing by PolyOne (such account designation to be made at least two Business Days prior to the payment date).

ARTICLE II

Representations and Warranties of PolyOne and the Seller

PolyOne and the Seller hereby, jointly and severally, represent and warrant to Olin and the Purchaser as of the date hereof as follows:

SECTION 2.01. Organization, Standing and Power.  Each of PolyOne and the Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not and would not reasonably be expected to materially impede or delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or the parties’ ability to perform their obligations hereunder.

SECTION 2.02. Authority; Execution and Delivery; Enforceability.  Each of PolyOne and the Seller has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby.  The execution and delivery by PolyOne and the Seller of this Agreement and the consummation by PolyOne and the Seller of the Acquisition and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action.  Each of PolyOne and the Seller has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights generally and to general equitable principles.

SECTION 2.03. No Conflicts; Consents.  The execution and delivery by PolyOne and the Seller of this Agreement do not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by PolyOne and the Seller with the terms hereof will not, conflict with, or result in any breach or violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of PolyOne, the Seller or the Partnership under, any provision of (a) the organizational and governance documents of PolyOne, the Seller or the Partnership, (b) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which PolyOne or the Seller is a party or by which any of such Person’s properties or assets is bound, (c) the Note Purchase Agreement and any Note Transaction Document or (d) any judgment, order, writ, ruling, injunction, binding agreement with a Governmental Entity, stipulation or decree (a “Judgment”) or statute, law (including common law), ordinance, rule or regulation (a “Law”) applicable to PolyOne or the Seller or any of such Person’s properties or assets, other than, in the case of clauses (b) through (d) above, any such items that, individually or in the aggregate, would not and would not reasonably be expected to materially impede or delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or the parties’ ability to perform their obligations hereunder.  No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to PolyOne or the Seller in connection with the execution, delivery and performance by PolyOne and the Seller of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than (i) compliance with and filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (ii) compliance with and filings or notices required by the rules and regulations of the New York Stock Exchange and (iii) those the failure of which to be obtained or made, individually or in the aggregate, would not and would not reasonably be expected to materially impede or delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or the parties’ ability to perform their obligations hereunder.

SECTION 2.04. The Partnership Interests.  As of immediately prior to the Closing, (a) the Seller will have good and valid title to the Partnership Interests, free and clear of all Liens (other than Liens created by the Purchaser or its Affiliates and restrictions on transfers imposed by applicable Law), and will be the record and beneficial owner thereof and will have full and unrestricted ownership thereof (including any restriction on the right to vote, sell or otherwise dispose of the Partnership Interests); (b) the Seller has not sold or otherwise transferred or encumbered or otherwise restricted any or all of the Partnership Interests or any or all of the right, title and interests thereto; and (c) the Partnership Interests constitute the entirety of the Seller’s interest in the Partnership.  Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Partnership Interests, upon delivery to the Purchaser of an executed assignment agreement regarding the Partnership Interests, and upon PolyOne’s receipt of an amount of cash equal to the Purchase Price, good and valid title to the applicable Partnership Interests will pass to the Purchaser, free and clear of all Liens (other than Liens created by the Purchaser or its Affiliates (excluding the Partnership) and restrictions on transfers imposed by applicable Law), and the Purchaser will become the record and beneficial owner thereof and will have full and unrestricted ownership thereof.  The Partnership Interests are not subject to any voting trust agreement or other Contract (other than the Partnership Agreement), including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Partnership Interests.

SECTION 2.05. Litigation; Judgments; Undisclosed Liabilities.  Except as set forth on Schedule 2.05, to the Knowledge of PolyOne or the Seller:

(a) there are no material suits, actions or proceedings (each, a “Proceeding”) threatened in writing or pending before any Governmental Entity against PolyOne, the Seller or any of their Affiliates (including the Partnership), which, individually or in the aggregate, would or would reasonably be expected to materially impede or delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or the parties’ ability to perform their obligations hereunder;

(b) there are no outstanding Judgments to which PolyOne, the Seller or any of their Affiliates (including the Partnership) is a party or by which it or any of its assets or properties is bound which, would or would reasonably be expected to materially impede or delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or the parties’ ability to perform their obligations hereunder;

(c) there is no material liability or other obligation of the Partnership of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except (i) as disclosed or reserved against on the face of the unaudited balance sheet of the Partnership as of December 31, 2010 (the “Balance Sheet”) and the notes thereto and (ii) for liabilities and obligations incurred by the Partnership in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement; and

(d) there are no facts or circumstances in existence that would be reasonably likely to form the basis of any such Proceeding, Judgment, liability or obligation.

SECTION 2.06. Private Offering.  None of PolyOne, the Seller, their respective Affiliates and their respective representatives has issued, sold or offered any security of the Partnership to any Person under circumstances that would cause the sale of the Partnership Interests, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  Assuming the representations of Olin contained in Section 3.05 are true and correct, the sale of the Partnership Interests hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

SECTION 2.07. Brokers or Finders.  Except for The Valence Group, LLC, no agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Acquisition or any of the other transactions contemplated by this Agreement based upon arrangements made by PolyOne, the Seller or any of their respective Affiliates (excluding the Partnership).  PolyOne has not caused the Partnership to enter into, or otherwise consented to the Partnership entering into, any such arrangement.  All of the fees, commissions and expenses of The Valence Group, LLC shall be the sole responsibility of PolyOne.

SECTION 2.08. No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement (including the exhibits and schedules hereto), PolyOne and the Seller make no other express or implied representations or warranties with respect to PolyOne, the Seller, the Partnership, the Partnership Interests or the transactions contemplated by this Agreement, and PolyOne and the Seller disclaim all other representations or warranties, in each case, whether made by PolyOne, the Seller or any of their Affiliates (including the Partnership), officers, directors, employees, equityholders, agents, advisors or representatives.

ARTICLE III

Representations and Warranties of Olin and the Purchaser

Olin and the Purchaser hereby, jointly and severally, represent and warrant to PolyOne and the Seller as of the date hereof as follows:

SECTION 3.01. Organization, Standing and Power.  Each of Olin and the Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not and would not reasonably be expected to materially impede or delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or the parties’ ability to perform their obligations hereunder.

SECTION 3.02. Authority; Execution and Delivery; Enforceability.  Each of Olin and the Purchaser has full power and authority to execute this Agreement and to consummate the Acquisition and the other transactions contemplated hereby.  The execution and delivery by Olin and the Purchaser of this Agreement, and the consummation by Olin and the Purchaser of the Acquisition and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action.  Each of Olin and the Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3.03. No Conflicts; Consents.  The execution and delivery by Olin and the Purchaser of this Agreement, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance by Olin and the Purchaser with the terms hereof and thereof will not, conflict with, or result in any breach or violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Olin, the Purchaser or the Partnership under, any provision of (a) the organizational and governance documents of Olin, the Purchaser or the Partnership, (b) any Contract to which Olin or the Purchaser is a party or by which any of its properties or assets is bound, (c) the Note Purchase Agreement and any Note Transaction Document or (d) any Judgment or Law applicable to Olin or the Purchaser or such Person’s properties or assets, other than, in the case of clauses (b) through (d) above, any such items that, individually or in the aggregate, would not and would not reasonably be expected to materially impede or delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or the parties’ ability to perform their obligations hereunder.  No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Olin or the Purchaser in connection with the execution, delivery and performance by Olin and the Purchaser of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, other than (i) compliance with and filings under the Exchange Act and the rules and regulations promulgated thereunder, (ii) compliance with and filings or notices required by the rules and regulations of the New York Stock Exchange and (iii) those the failure of which to be obtained or made, individually or in the aggregate, would not and would not reasonably be expected to materially impede or delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or the parties’ ability to perform their obligations hereunder.

SECTION 3.04. Litigation; Judgments; Undisclosed Liabilities.  Except as set forth on Schedule 3.04, to the Knowledge of Olin or the Purchaser:

(a) there are no material Proceedings threatened in writing or pending before any Governmental Entity against Olin, the Purchaser or any of their Affiliates (including the Partnership), which, individually or in the aggregate, would or would reasonably be expected to materially impede or delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or the parties’ ability to perform their obligations hereunder;

(b) there are no outstanding Judgments to which Olin, the Purchaser or any of their Affiliates (including the Partnership) is a party or by which it or any of its assets or properties is bound which, would or would reasonably be expected to materially impede or delay the consummation of the Acquisition and the other transactions contemplated by this Agreement or the parties’ ability to perform their obligations hereunder;

(c) there is no material liability or other obligation of the Partnership of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except (i) as disclosed or reserved against on the face of the Balance Sheet and the notes thereto and (ii) for liabilities and obligations incurred by the Partnership in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement; and

(d) there are no facts or circumstances in existence that would be reasonably likely to form the basis of any such Proceeding, Judgment, liability or obligation.

SECTION 3.05. Securities Act.  The Partnership Interests purchased by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of the Partnership Interests so acquired by it in violation of any of the registration requirements of the Securities Act.

SECTION 3.06. Brokers or Finders.  No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Acquisition or any of the other transactions contemplated by this Agreement based upon arrangements made by Olin, the Purchaser or any of their respective Affiliates (excluding the Partnership).  Olin has not caused the Partnership to enter into, or otherwise consented to the Partnership entering into, any such arrangement.

SECTION 3.07. No Other Representations and Warranties.  Except for the representations and warranties of PolyOne and the Seller contained in this Agreement (including the exhibits and schedules hereto and thereto), Olin and the Purchaser acknowledge and agree that PolyOne and the Seller make no other express or implied representations or warranties with respect to PolyOne, the Seller, the Partnership, the Partnership Interests or the transactions contemplated by this Agreement, and that PolyOne and the Seller disclaim all other representations or warranties, in each case, whether made by PolyOne or the Seller or any of its Affiliates (including the Partnership), officers, directors, employees, equityholders, agents, advisors or representatives.

ARTICLE IV

Covenants

SECTION 4.01. Expenses; Transfer Taxes.  All costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the Acquisition and the other transactions contemplated hereby (including fees, costs and expenses of legal counsel, financial advisors and other representatives and consultants) shall be borne solely by the party incurring such costs or expenses.  Notwithstanding the foregoing, all Transfer Taxes payable in connection with the consummation of the Acquisition and the other transactions contemplated hereby shall be shared equally by Olin and PolyOne.

SECTION 4.02. Tax Matters.  (a)  The parties hereto agree that for Federal income tax purposes, (i) as a result of the sale of the Partnership Interests, the Partnership will terminate pursuant to Section 708(b)(1)(B) of the Code as of the Closing Date (it being understood that the Partnership will continue to exist as a general partnership under the Uniform Partnership Act) and (ii) the Partnership’s taxable year will end on (and will include) the Closing Date.

(b) The parties hereto shall cause the Partnership to make, for the Partnership’s taxable year that includes the Closing Date, a valid election pursuant to Section 754 of the Code and any comparable provision of state, local or non-U.S. Tax law and shall not seek to revoke such election.  The parties hereto agree that any resulting adjustments to the basis of the Partnership’s assets pursuant to Section 743 of the Code shall be allocated among such assets in accordance with Section 755 of the Code.  Within 90 days after the Closing Date, the parties shall cooperate in good faith and use their reasonable best efforts to agree on the allocation of any adjustment to the basis of the Partnership’s assets among the Partnership’s assets.  If no agreement is reached by the end of such 90-day period, Olin and PolyOne shall submit to a mutually agreed upon independent third party to conduct a valuation for purposes of allocation.  The determination of the independent third party shall be final and binding on the parties and  the fees, costs and expenses of the independent third party incurred pursuant to this Section shall be shared equally by Olin and PolyOne.

(c) Notwithstanding anything to the contrary in this Agreement, Olin and PolyOne or their respective Affiliates each shall be responsible for any Taxes imposed on income properly reflected on its respective Schedule K-1 to Form 1065 for the Partnership (or any similar schedule or form under state, local or non-U.S. Tax law) with respect of any Tax period (or portion thereof) ending on or before the Closing Date.

(d) In the event that any Governmental Authority initiates any audit or other proceeding of or with respect to the Partnership that may affect the amounts of any Taxes referred to in paragraphs (b) and (c) of this Section, Olin shall promptly notify PolyOne in writing of the initiation of such audit or proceeding, and shall keep PolyOne fully informed regarding the progress of such audit or proceeding.

SECTION 4.03. PolyOne Notes Guarantee.  (a)  Subject to Section 4.03(b) and (c), Olin hereby agrees (i) to pay and perform on behalf of PolyOne all obligations that PolyOne may become obligated to pay or perform under the PolyOne Notes Guarantee, (ii) in the event Olin fails to timely pay and perform such obligations, to reimburse PolyOne for all sums paid by PolyOne under the PolyOne Notes Guarantee in respect of such obligations and (iii) to defend and indemnify PolyOne from any and all claims, demands, obligations, liabilities, costs and expenses arising under the PolyOne Notes Guarantee, in each case, to the extent arising from a default or other breach under the Series G Notes.

(b) PolyOne shall, and shall cause its Affiliates to, use their reasonable best efforts to obtain the consent of each Noteholder to the assignment to Olin of the PolyOne Notes Guarantee and any rights or obligations thereunder in accordance with Section 8.2 of the Note Purchase Agreement and Section 5.5 of the PolyOne Notes Guarantee; provided, however, that PolyOne shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Noteholder from whom such consent is requested or agree to any modification to the terms of the Notes in order to obtain such consents.  Olin shall use reasonable best efforts to assist, and shall cause its Affiliates (including the Partnership) to assist, PolyOne in obtaining such consents; provided, however, that Olin shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Noteholder from whom such consent is requested or agree to any modification to the terms of the Notes in order to obtain such consents.

(c) In the event PolyOne obtains the consent of each of the Noteholders to the assignment of the PolyOne Notes Guarantee, as promptly as practicable after such consent is obtained, PolyOne shall assign to Olin and Olin shall assume any and all obligations under the PolyOne Notes Guarantee and, effective upon such assignment and assumption, the indemnification provided in Section 4.03(a) shall be of no further force and effect, except with respect to a breach or other default under the Series G Notes arising prior to such assignment and assumption.

(d) From the date hereof through February 28, 2021, prior to Olin consummating a Transaction, Olin shall notify PolyOne of the proposed Transaction and, if PolyOne reasonably determines that after giving effect to the proposed Transaction, Olin’s creditworthiness will not be equal to or greater than its creditworthiness immediately prior to the consummation of the proposed Transaction, upon notice of such reasonable determination, Olin shall cause the surviving Person, resulting parent entity or transferee in the Transaction to expressly assume the obligations set forth in Sections 4.03 and 5.02.  “Transaction” means (i) any merger, consolidation, reorganization, recapitalization or other transaction or series of related transactions, in each case, pursuant to which a third party acquires or combines with Olin and, after giving effect to such transaction, shareholders of Olin immediately prior to such transaction cease to hold 50% or more of the total voting power of Olin or the surviving Person in such merger or combination (if such surviving Person is not Olin); (ii) the acquisition, directly or indirectly, by a third party, in a single transaction or series of related transactions, of all or substantially all of the assets or business of Olin or securities representing 50% or more of the total voting power of Olin in the election of directors; or (iii) the disposition, pursuant to a spin-off or other securities offering, of (x) all or substantially all of the assets or business of Olin (other than its Chlor Alkali business) or (y) Olin’s Chlor Alkali business.

SECTION 4.04. Post Closing Cooperation.  (a)  As and when requested by Olin or PolyOne, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to confirm and assure the transfer of the Partnership Interests and to consummate the transactions contemplated by this Agreement, including, in the case of PolyOne, executing and delivering to Olin or the Partnership such assignments, consents and other similar instruments as Olin may reasonably request as necessary or desirable for such purpose.

(b) Each of Olin and PolyOne shall reimburse the other party for reasonable out-of-pocket costs and expenses incurred by such other party in assisting such first party pursuant to this Section.  Neither Olin nor PolyOne shall be required by this Section to take any action that would unreasonably interfere with the conduct of its business, unreasonably disrupt its normal operations or increase or broaden the scope of the representations, warranties, covenants, rights or obligations hereunder.

(c) The parties hereto acknowledge that the financial statements of the Partnership will not be audited by Olin after the Closing.  PolyOne, at its election, shall be entitled to audit any annual financial statements of the Partnership for each fiscal year ending on December 31, 2011, 2012 and 2013, respectively, and PolyOne shall be entitled to conduct any such audit in the same manner as an independent auditor would audit the financial statements of a public company.  If PolyOne elects to conduct any such audit, Olin and the Purchaser shall, at PolyOne’s request, afford PolyOne’s auditors reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books and records of the Partnership solely to the extent necessary to conduct such audit; provided that (i) such access shall not unreasonably disrupt the normal operations of the Partnership and (ii) all fees, costs and expenses incurred by the Partnership, its Affiliates and its and their advisors in connection with such audit shall be borne solely by PolyOne.

SECTION 4.05. Quarterly Reporting.  On or prior to the 30th day after the last day of each fiscal quarter of the Partnership (through and including the fiscal quarter ending on December 31, 2013), Olin shall deliver to PolyOne a reasonably detailed quarterly statement of (a) the Partnership’s pre-tax profit or loss for the fiscal quarter just ended and (b) an estimate of the Partnership’s pre-tax profit or loss for the full fiscal year that includes the fiscal quarter just ended.  Through December 31, 2013, Olin shall provide PolyOne monthly reports in form and substance consistent with past practice with respect to the performance of the Partnership.  PolyOne acknowledges and agrees that (i) the statements and estimates to be provided pursuant to this Section are for informational purposes only, (ii) none of Olin, the Partnership nor any of their respective Affiliates shall have any liability in respect thereof and (iii) such statements and estimates shall not impact or in any way be deemed indicative of the calculation of Adjusted EBITDA, Distributable Cash or Closing Date Distributable Cash for any period.

SECTION 4.06. Confidentiality.  PolyOne shall keep confidential, and cause its Affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating to the Partnership and the transactions contemplated hereby (including any information obtained by either party pursuant to Section 1.04 or 1.05), except (a) as required by applicable Law, administrative process or the rules and regulations of the New York Stock Exchange or any other registered national exchange and (b) for information that is available to the public as of the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section.

SECTION 4.07. Mutual Releases.  Effective as of the Closing:

(a) Each of Olin and the Purchaser, for itself and each of its Affiliates (including the Partnership) and each of its and their respective successors and assigns (each, a “Purchaser Releasing Party”) release and absolutely forever discharge PolyOne and its Subsidiaries, and each of their equityholders, Affiliates, directors, officers, employees, contractors, consultants, agents and advisors (each, a “Purchaser Released Party”) from and against all Purchaser Released Matters.  “Purchaser Released Matters” mean any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that any Purchaser Releasing Party now has, or at any time previously had, or shall or may have in the future, as an equity holder, director, officer, contractor, consultant, employee, agent, advisor of the Partnership or otherwise, to the extent relating to, arising out of or resulting from the Partnership, the Partnership Agreement, the Partnership Guaranties, the Operating Agreement, the Chlorine Sales Agreement, the CSA Letter Agreements or any right relating to any of the foregoing; provided that (i) the Purchaser Released Matters shall not include any right of any Purchaser Releasing Party contained in this Agreement and (ii) if Occidental Petroleum Corporation or any of its Affiliates (or any successor or assign of any of the foregoing with respect to the Chlorine Sales Agreement) becomes a Seller Releasing Party, the foregoing release with respect to the Chlorine Sales Agreement shall be void ab initio at such time.  Notwithstanding the foregoing, the Purchaser Released Matters shall not include any claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that any Purchaser Releasing Party has, previously had or may have to the extent relating to, arising out of or resulting from the Excluded Contract.

(b) Each of PolyOne and the Seller, for itself and each of its Affiliates (including the Partnership) and each of its and their respective successors and assigns (each, a “Seller Releasing Party”, and collectively with Purchaser Releasing Party, the “Releasing Parties”) release and absolutely forever discharge Olin and its Subsidiaries, and each of their equityholders, Affiliates (including the Partnership), directors, officers, employees, contractors, consultants, agents and advisors (each, a “Seller Released Party”, and collectively with the Purchaser Released Parties, the “Released Parties”) from and against all Seller Released Matters.  “Seller Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that any Seller Releasing Party now has, or at any time previously had, or shall or may have in the future, as an equityholder, director, officer, contractor, consultant, employee, agent, advisor of the Partnership or otherwise, to the extent relating to, arising out of or resulting from the Partnership Interests, the Partnership, the Partnership Agreement, the Partnership Guaranties, the Operating Agreement, the Chlorine Sales Agreement, the CSA Letter Agreements or any right relating to any of the foregoing; provided that the Seller Released Matters shall not include any right of any Seller Releasing Party contained in this Agreement. Notwithstanding the foregoing, the Seller Released Matters shall not include any claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that any Seller Releasing Party has, previously had or may have to the extent relating to, arising out of or resulting from the Excluded Contract.

(c) It is the intention of the Releasing Parties in providing this release, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters and Purchaser Released Matters (collectively, the “Released Matters”), as applicable, and the final resolution by the applicable Releasing Parties and Released Parties of all Released Matters.  Notwithstanding any provision in this Agreement to the contrary, this release will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter, but involved fraud by or on behalf of such Released Party.  Each of the parties hereto hereby represents that no Releasing Party has voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matter and that no Person (other than a Releasing Party) has any interest in any Released Matter by Law or Contract by virtue of any action or inaction by any Releasing Party.  The invalidity or unenforceability of any part of this Section shall not affect the validity or enforceability of the remainder of this Section, which shall remain in full force and effect.  Upon the invalidity or unenforceability of any part of this Section, the parties hereto shall negotiate in good faith to modify this Section so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Section be consummated as originally contemplated to the fullest extent possible.

(d) Each of PolyOne and Olin hereby represents and warrants that it has the authority to bind each of the other Seller Releasing Parties and Purchaser Releasing Parties, as applicable.

SECTION 4.08. Chlorine Sales Agreement Proceedings.  In the event that the Partnership receives a final monetary award (including any award for fees and/or expenses) from which an appeal cannot be taken by any party in the matter of Sunbelt Chlor Alkali Partnership v. OxyVinyls, L.P. pending before the Circuit Court of Washington County, Alabama as case #CV2007-101 (including any continuations, counterclaims, refilings or appeals thereof addressing the same or similar subject matter) (collectively, the “OxyVinyls Suit”), then upon receipt of such monetary award, the Partnership shall pay to PolyOne one-half (½) the amount of such monetary award minus one half (½) the OxyVinyls Litigation Costs.  The “OxyVinyls Litigation Costs” means the actual out-of-pocket costs and expenses of such litigation incurred by the Partnership after the Closing Date in conducting and defending the OxyVinyls Suit, including any and all attorney fees and other costs and expenses accrued and unpaid as of the Closing Date or incurred after the Closing Date.  In the event the Partnership receives such a monetary award, such award shall not be included or otherwise accounted for in the calculation of Adjusted EBITDA for any Calculation Period.

                 ARTICLE V

Indemnification

SECTION 5.01. Indemnification by PolyOne.  Subject to the limitations set forth in this Article, from and after the Closing, PolyOne shall be liable for, and shall indemnify Olin, the Purchaser and their respective Affiliates (including the Partnership) and each of their respective officers, directors, employees and equityholders (the “Purchaser Indemnitees”) against, and hold them harmless from, any loss, liability, claim, obligation, damage or expense (including reasonable out-of-pocket legal fees, costs and expenses) (collectively, “Losses”), suffered or incurred by such Purchaser Indemnitees (without duplication for any Loss for which indemnification may be provided under more than one clause of this Section) to the extent arising from, relating to or otherwise in respect of any breach of any representation, warranty, covenant or agreement of PolyOne or the Seller contained in this Agreement.

SECTION 5.02. Indemnification by Olin.  Subject to the limitations set forth in this Article, from and after the Closing, Olin shall indemnify PolyOne, the Seller and their respective Affiliates (excluding the Partnership) and each of their respective officers, directors, employees and equityholders (the “Seller Indemnitees”) against, and hold them harmless from, any Loss suffered or incurred by such Seller Indemnitees (without duplication for any Loss for which indemnification may be provided under more than one clause of this Section) to the extent arising from, relating to or otherwise in respect of (a) any breach of any representation, warranty, covenant or agreement of Olin or the Purchaser contained in this Agreement and (b) the business, operations, properties, assets or obligations of the Partnership (whether or not such Losses (i) are known or unknown as of the Closing Date or (ii) arise before, on or after the Closing Date).  Losses referred to in clause (b) of the preceding sentence shall not include (x) Taxes of PolyOne or any of its Affiliates arising in respect of any taxable period (or portion thereof) of the Partnership ending on or before the Closing Date (and PolyOne and its Affiliates shall be entitled to any refunds of Taxes previously paid by them in respect of any such taxable period (or portion thereof)) or (y) Losses that are otherwise indemnifiable pursuant to Section 5.01.

SECTION 5.03. Survival of Representations and Covenants.  All representations, warranties, covenants and agreements contained in this Agreement shall survive indefinitely; except that the representations and warranties in Sections 2.05 and 3.04 shall survive only until December 31, 2013.

SECTION 5.04. Termination of Indemnification.  The obligations to indemnify and hold harmless any party pursuant to Section 5.01 or 5.02 shall terminate when the applicable representation, warranty, covenant or agreement terminates pursuant to Section 5.03; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 5.07 to the party to be providing the indemnification.

SECTION 5.05. Exclusive Monetary Remedy; Nature of Payments; Materiality Qualifications; Payments to the Partnership.  (a)  Except as otherwise provided in this Agreement, the parties acknowledge that their sole and exclusive monetary remedy after the Closing with respect to any claims relating to or arising out of this Agreement or any other document delivered in connection herewith (other than claims of, or causes of action arising from, fraud, wilful or intentional misrepresentation or concealment or wilful or intentional failure to perform any covenant or other agreement) shall be pursuant to the indemnification provisions set forth in this Article.  Each party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, wilful or intentional misrepresentation or concealment or wilful or intentional failure to perform any covenant or other agreement) for damages it may have against any other party arising under this Agreement or any document delivered in connection herewith, except pursuant to the indemnification provisions set forth in this Article and except as otherwise provided in this Agreement.  For the avoidance of doubt, this Section 5.05 shall not modify, impair or otherwise limit in any way the rights, obligations or remedies of any of the parties hereto under any Excluded Contract.

(b) Except as required by applicable Law, Olin and PolyOne agree to treat any amounts payable pursuant to this Article as adjustments to the Purchase Price for the Partnership Interests for all Tax purposes.

(c) Olin shall be deemed to incur 100% of all Losses suffered or incurred by the Partnership that are indemnifiable under Section 5.01 and, in connection therewith, Olin may, at its option, recover the full amount of such indemnifiable Losses on behalf of the Partnership, and Olin shall have no obligation to pay over, reimburse, indemnify or otherwise transfer to the Partnership any amount so recovered by Olin.

(d) For the avoidance of doubt, Olin shall bear the burden of proof with respect to any claim (whether as an affirmative defense, counterclaim or otherwise) by Olin that the representations or warranties contained in Section 2.05 are inaccurate, incorrect or have been breached.

SECTION 5.06. Calculation of Losses.  The amount of any Loss for which indemnification is provided under this Article shall be net of any amounts actually recovered by the indemnified party under insurance policies (other than captive insurance and fronting carrier arrangements) with respect to such Loss, as reduced by any increase to the insurance premiums payable resulting from such recovery.

SECTION 5.07. Procedures.  (a)  Third Party Claims.  (i)  In order for a Person (the “indemnified party”) to be entitled to any indemnification provided for under Section 5.01 or 5.02 in respect of, arising out of or involving a claim made by any third Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the party that will potentially be obligated to provide indemnification hereunder (the “indemnifying party”) in writing of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim, stating in reasonable detail the nature, basis and amount thereof (to the extent then known), along with copies of the relevant notices and documents (including court papers) received by the indemnified party evidencing such Third Party Claim, and the basis for indemnification sought; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all other notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(ii) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof by written notice to the indemnified party (which notice shall state without qualification that such indemnifying party is liable under this Article with respect to such Third Party Claim) within 30 days after the indemnifying party’s receipt of the notice of the Third Party Claim contemplated by paragraph (i) above with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party; and provided further, that notwithstanding the foregoing, the indemnifying party shall not be entitled to assume control of such defense and, instead, shall pay the legal fees, costs and expenses of counsel retained by the indemnified party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable relief against the indemnified party that the indemnified party reasonably determines, after consultation with its outside counsel, cannot be separated from any related claim for money damages; provided that if a claim seeking an injunction or equitable relief against the indemnified party can be separated from a related claim for money damages, the indemnifying party may only be entitled to assume control of the defense of the claim for money damages, (C) after notice and a reasonable opportunity to cure (not to exceed two Business Days), the indemnifying party failed or is failing to reasonably prosecute or defend such claim or (D) in the indemnified party’s reasonable judgment, a conflict of interest between the indemnified party and the indemnifying party exists with respect to the claim.  If the indemnifying party assumes the defense of a Third Party Claim, (1) the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof and (2) the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  Subject to the limitations and conditions contained in this Article, the indemnifying party shall be liable for the fees, costs and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (including in respect of Third Party Claims the defense of which the indemnifying party was not entitled to assume or continue in accordance with the second proviso of the first sentence of this paragraph (ii)).  If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  Whether or not the indemnifying party has assumed the defense of a Third Party Claim, no party shall admit any liability with respect thereto, or settle, compromise or discharge such Third Party Claim without the other applicable party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party.

(iii) The indemnification required by Section 5.01 or 5.02 shall be made by periodic payments of the amount thereof during the course of the investigation or defense of the Third Party Claim, as and when bills are received or Losses are incurred.

(iv) All claims under Section 5.01 or 5.02 other than Third Party Claims shall be governed by paragraph (b) below.

(b) Direct Claims.  If any indemnified party should have a claim against any indemnifying party under Section 5.01 or 5.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party (any such claim, a “Direct Claim”), the indemnified party shall deliver notice of such Direct Claim promptly following its discovery of such matter, with such notice stating in reasonable detail the nature, basis and amount thereof (to the extent then known), along with copies of the relevant documents evidencing such matter, if any, and the basis for indemnification sought; provided that the failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.  If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 5.01 or 5.02, as the case may be, such Direct Claim specified in such notice shall be conclusively deemed a liability of the indemnifying party under Section 5.01 or 5.02, as the case may be, and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.  If the indemnifying party has timely disputed its liability with respect to such Direct Claim as provided above, Olin and PolyOne shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

ARTICLE VI

General Provisions

SECTION 6.01. Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (except in connection with a merger or consolidation of such party or the sale of all or substantially all of such party’s assets) without the prior written consent of each other party.  Notwithstanding the foregoing, each of PolyOne and Olin may assign this Agreement, in whole but not in part, to any of their Affiliates without the prior written consent of any other parties hereto; provided, however, that each of PolyOne and Olin shall remain liable for all of their respective obligations under this Agreement.  Subject to the first sentence of this Section, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Any attempted assignment in violation of this Section shall be null and void.

SECTION 6.02. No Third-Party Beneficiaries.  Except as provided in Article V, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

SECTION 6.03. Notices.  All notices, requests, permissions, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile or email, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or emails (or at such other address or facsimile or email for a party as shall be specified by like notice):

if to Olin or the Purchaser,

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, MO 63105-3443

Facsimile:  314-862-7406

Email:  ghpain@olin.com

Attention of:         George H. Pain,

Senior Vice President, General Counsel & Secretary

and

Olin Chlor Alkali Products

490 Stuart Road NE

Cleveland, TN  37312-4918

Facsimile:  423-336-4830

Email:  jmmartin@olin.com

Attention of:         J. Matthew Martin

Deputy General Counsel and Vice President

with a copy (which shall not constitute notice to Olin or the Purchaser) to,

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Facsimile:  (212) 474-3700

Email:  rtownsend@cravath.com; gschoen@cravath.com

Attention of:         Robert I. Townsend III, Esq.

George F. Schoen, Esq.

if to PolyOne or the Seller,

PolyOne Corporation

33587 Walker Road

Avon Lake, Ohio 44012

Facsimile:  440-930-3839

Email:  lisa.kunkle@polyone.com

Attention of:  Secretary

with a copy (which shall not constitute notice to PolyOne or the Seller) to:

Jones Day

North Point

901 Lakeside Avenue

Facsimile:  216-579-0212

Email:  jpdougherty@jonesday.com

Attention of:  James P. Dougherty, Esq.

SECTION 6.04. Certain Defined Terms.  (a)  For purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Firm” means, with respect to any dispute governed by Section 1.04 or 1.05, PricewaterhouseCoopers LLP, or if such firm is unwilling or unable to serve in such capacity, a mutually acceptable independent accounting firm of national standing selected by Olin and PolyOne for purposes of acting as the “Accounting Firm” in connection with such dispute.

“Adjusted EBITDA” means, with respect to the Partnership for any period, the amount calculated in accordance with Schedule B-1, using the same line items and applying the same principles and methodologies as used in calculating Adjusted EBITDA for the fiscal year ended on December 31, 2010 (as shown for illustrative purposes in the first column on Schedule B-1), except as otherwise noted on Schedule B-1.  For the purpose of calculating Adjusted EBITDA attributable to the period from and including January 1, 2011 to and including the Closing Date, to the extent any of the line items on Schedule B-1 are applied on a quarterly, semi-annual, annual or other periodic basis, such adjustments will be pro-rated based on the actual number of days elapsed from and including January 1, 2011 to and including the Closing Date compared to the number of days in the relevant period.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York, New York.

“Calculation Period” means each of the fiscal years ending on December 31, 2011 (regardless of when the Closing occurs), 2012 and 2013, respectively.

“Chlorine Sales Agreement” means the Chlorine Sales Agreement, dated August 23, 1996, between the Partnership and Geon, and which was subsequently assigned by Geon to Oxy Vinyls, L.P., a joint venture then owned by Geon and Occidental Chemical Corporation.

“Closing Date Distributable Cash” means, with respect to the Partnership, (a) Adjusted EBITDA attributable to the period from and including January 1, 2011 to and including the Closing Date, plus or minus, as applicable, (b) those items set forth on Schedule C.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Common Interest Agreement” means the Common Interest Agreement, dated September 7, 2010, among Olin, Olin SunBelt, the Seller, PolyOne, the Partnership and Lightfoot Franklin White LLC.

“CSA Letter Agreements” mean the (a) Letter Agreement, dated April 29, 1999, between Geon (now known as PolyOne) and the Partnership, regarding “Request for Consent to Assign Rights and Delegate Obligations Under Agreement” and (b) Letter Agreement, dated July 6, 2007, between PolyOne and the Partnership, regarding Amendment No. 2 to the Chlorine Sales Agreement.

“Distributable Cash” means, with respect to the Partnership for any Calculation Period, an amount equal to (a) Adjusted EBITDA for such Calculation Period, minus (b) those items set forth on Schedule B-2.

“Equity Interests” means shares of capital stock, membership interests in a limited liability company, partnership interests, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Excluded Contract” means the Common Interest Agreement.

“Geon” means The Geon Company, formerly a Delaware corporation, which was consolidated with M.A. Hanna Company to form PolyOne.

“Knowledge of Olin or the Purchaser” means the actual knowledge, without any obligation of investigation or inquiry, of Jon Thorstenson, Catherine Cargile, Jimmy Upton, John McIntosh, Hassan Arabghani, J. Matt Martin or Ajay Taneja.

“Knowledge of PolyOne or the Seller” means the actual knowledge, without any obligation of investigation or inquiry, of Woodrow Ban, Robert Rosenau or Thomas Kedrowski.

“Lien” means any mortgage, lien, security interest, charge, easement, lease, sublease, covenant, right of way, option, claim, restriction or encumbrance of any kind.

“Note Purchase Agreement” means the Note Purchase Agreement, dated December 22, 1997, among the Partnership and the purchasers named therein, under which the Partnership issued the Notes.

“Note Transaction Documents” means the Collateral Agreement, the Supplement to the Collateral Agreement, the Mortgage and the Subordination Agreement, each as defined in the Note Purchase Agreement.

“Noteholders” mean the holders of the Notes.

“Notes” mean the Series G Notes and Series O Guaranteed Secured Senior Notes due 2017 issued by the Partnership.

“Notice of Disagreement” means a written notice of PolyOne’s disagreement with the Closing Date Distribution Statement or any Earn-out Calculation Statement.

“Operating Agreement” means the Operating Agreement, dated August 23, 1996, by and between the Partnership and Olin.

“Partnership Guaranties” mean (a) The Geon Company Unconditional and Continuing Guaranty, dated August 23, 1996, issued by Geon (now known as PolyOne) to Olin and Olin SunBelt and (b) Olin Corporation Unconditional and Continuing Guaranty, dated August 23, 1996, issued by Olin to Geon (now known as PolyOne) and the Seller.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, limited liability partnership, association, joint stock company, unincorporated organization, joint venture, Governmental Entity or other entity.

“PolyOne Notes Guarantee” means the Guarantee, dated December 22, 1997, made by Geon (now known as PolyOne) in favor of the purchasers of the Series G Notes.

“Purchase Price” means $132,342,000.00.

“Series G Notes” means the Series G Guaranteed Secured Senior Notes due 2017 issued by the Partnership.

“Subsidiary” means, with respect to any Person, another Person (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of such other Person’s board of directors or other governing body (or, if there are no voting interests, 50% or more of the Equity Interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person or (ii) of which such first Person or another Subsidiary of such first Person is a general partner or managing member.

“Taxes” shall mean all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate, franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts.

“Threshold Distributable Cash” means, with respect to any Calculation Period, the “Threshold Distributable Cash” amount set forth on Schedule B-3 for such Calculation Period.

“Transfer Taxes” means all transfer Taxes (excluding, for the avoidance of doubt, Taxes measured by net income), including sales, property, real estate transfer, use, excise, stock, stamp, documentary, filing, recording, registration, permit, license, authorization, administrative (including, without limitation, notary fees), added-value and similar Taxes, filing fees and similar charges.

(b) For purposes of this Agreement, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition	Section 1.02
Agreement	Preamble
Balance Sheet	Section 2.05
Closing	Section 1.02
Closing Date	Section 1.02
Closing Date Adjusted EBITDA	Schedule C
Closing Date Distribution	Section 1.05
Closing Date Distribution Statement	Section 1.05
Consent	Section 2.03
Contract	Section 2.03
Direct Claim	Section 5.07
Earn-out Calculation Delivery Date	Section 1.04
Earn-out Calculation Statement	Section 1.04
Earn-out Payment	Section 1.04
Exchange Act	Section 2.03
Fixed Fees Adjustment	Schedule B-1
FF	Schedule B-1
Governmental Entity	Section 2.03
indemnified party	Section 5.07
indemnifying party	Section 5.07
Judgment	Section 2.03
Law	Section 2.03
Losses	Section 5.01
MMC	Schedule B-1
Manufacturing Margin Adjustment	Schedule B-1
Olin	Preamble
Olin SunBelt	Recitals
OxyVinyls Litigation Costs	Section 4.08
OxyVinyls Suit	Section 4.08
Partnership	Recitals
Partnership Agreement	Recitals
Partnership Interests	Recitals
PolyOne	Preamble
Proceeding	Section 2.05
Purchaser	Preamble
Purchaser Indemnitees	Section 5.01
Purchaser Released Matters	Section 4.07
Purchaser Released Party	Section 4.07
Purchaser Releasing Party	Section 4.07
Released Matters	Section 4.07
Released Parties	Section 4.07
Releasing Parties	Section 4.07
Securities Act	Section 2.06
Seller	Preamble
Seller Indemnitees	Section 5.02
Seller Released Matters	Section 4.07
Seller Released Party	Section 4.07
Seller Releasing Party	Section 4.07
Third Party Claim	Section 5.07
Transaction	Section 4.03
Uniform Partnership Act	Recitals
Variable Fees Adjustment	Schedule B-1
VF	Schedule B-1

SECTION 6.05. Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible.  Any references to the masculine, feminine or neuter gender shall include such other genders, unless the context otherwise requires.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a Person are also to its successors and assigns and, if such Person is an individual, upon such Person’s death or incapacity, such Person’s executors, administrators, guardians and other legal representatives.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States.  All Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

SECTION 6.06. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

SECTION 6.07. Entire Agreement.  This Agreement, along with the schedules and exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  None of the parties hereto shall be liable or bound to any other Person in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth in this Agreement.

SECTION 6.08. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 6.09. Governing Law.  This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the parties, the transactions leading to this Agreement or contemplated hereby or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such State without regard to the conflict of laws principles of such State.

SECTION 6.10. Consent to Jurisdiction.  (a)  Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated by this Agreement.  Each party agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by registered mail to such party’s address set forth above shall be effective service of process for any Proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated by this Agreement in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

(b) Notwithstanding anything to the contrary in this Section 6.10, any dispute arising under Section 1.04 or 1.05 (including any dispute related to the calculation of Adjusted EBITDA, Distributable Cash, any Earn-out Payment, Closing Date Distributable Cash or the Closing Date Distribution or compliance with the methodologies set forth on Schedules B-1, B-2 or C, as the case may be) shall be determined only in accordance with the arbitration procedures set forth in Section 1.04 or 1.05, as the case may be.

SECTION 6.11. Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated by this Agreement.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 6.12. Specific Enforcement.  The parties agree that irreparable damage may occur and that the parties hereto may not have any adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the Supreme Court of the State of New York sitting in New York County or in the United States District Court for the Southern District of New York, and any appellate court from any thereof, this being in addition to any other remedy to which any party hereto is entitled at Law or in equity.  Each party hereto hereby waives any requirement for the securing of such remedy, including but not limited to the posting of a bond.

SECTION 6.13. Mutual Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

SECTION 6.14. Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, any party may waive compliance by any other party hereto with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

[remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

POLYONE CORPORATION
By /s/ Lisa K. Kunkle

Name: Lisa K. Kunkle
Title: Vice President, General Counsel & Secretary

1997 CHLORALKALI VENTURE, LLC
By /s/ Woodrow Ban

Name: Woodrow Ban
Title: Secretary & Manager

OLIN CORPORATION
By /s/ Joseph D. Rupp

Name: Joseph D. Rupp
Title: Chairman, President and CEO

OLIN SUNBELT II, INC.
By /s/ George H. Pain

Name: George H. Pain
Title: Assistant Secretary

Exhibit A
to
Purchase Agreement

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of February 28, 2011 (this “Agreement”), between 1997 CHLORALKALI VENTURE, LLC, a limited liability company organized under the laws of the State of Alabama (the “Assignor”), and OLIN SUNBELT II, INC., a corporation organized under the laws of the State of Delaware (the “Assignee”).

WHEREAS, on August 23, 1996, the Assignor (formerly known as 1997 Chloralkali Venture Inc.) and Olin SunBelt, Inc. (“Olin SunBelt”) entered into the Partnership Agreement, as amended from time to time (the “Partnership Agreement”), to form a general partnership pursuant to the Delaware Uniform Partnership Act (now the Delaware Revised Uniform Partnership Act) operating under the name of Sunbelt Chlor Alkali Partnership (the “Partnership”);

WHEREAS, the Assignor and Olin SunBelt each own a 50% interest in the Partnership;

WHEREAS, on February 28, 2011, PolyOne Corporation, the Assignor, Olin Corporation and the Assignee entered into the Purchase Agreement (the “Purchase Agreement”), whereby the Assignee will purchase the 50% interest of the Assignor in the Partnership (the “Partnership Interests”);

WHEREAS, the Assignor desires to assign the Partnership Interests to the Assignee, all upon the terms set forth in the Purchase Agreement and this Agreement; and

WHEREAS, the Assignee desires to accept such assignment and the rights and obligations related thereto, all upon the terms set forth in the Purchase Agreement and this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Purchase Agreement.

2.	Effective as of the Closing, the Assignor hereby grants, assigns and transfers the Partnership Interests to the Assignee.

3.
The Assignee hereby accepts the assignment of the Partnership Interests and any rights and obligations related thereto, including any Losses to the extent arising from, relating to or otherwise in respect of the business, operations, properties, assets or obligations of the Partnership (whether or not such Losses (a) are known or unknown as of the Closing Date or (b) arise before, on or after the Closing Date).

4.
Without limiting any rights or obligations under the Purchase Agreement, from and after the Closing, all rights, obligations, liabilities, profits and losses with respect to the Partnership Interests shall be for the account of the Assignee, and the Assignor and the Assignee shall make such payments and transfers between them and perform such other acts as are necessary to give effect to the foregoing.

5.
The Assignee undertakes to become a partner of the Partnership.  The Assignee hereby undertakes that, upon its admission as a partner of the Partnership as of the Closing, it shall be bound by the terms, and subject to the provisions, of the Partnership Agreement.

6.
This Agreement shall bind and inure to the benefit of the permitted successors and assigns of the parties.  This Agreement may be executed in multiple counterparts, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  In the event of any conflict between the terms of this Agreement and the Purchase Agreement, the terms of the Purchase Agreement shall govern.

IN WITNESS WHEREOF, each of the Assignor and the Assignee has duly executed this Assignment Agreement as of the date first written above.

1997 CHLORALKALI VENTURE, LLC,
by
____________________________
Name: Title:

OLIN SUNBELT II, INC.,
by
____________________________
Name: Title: